Exhibit 21

Subsidiaries of MCG Capital Corporation

and Jurisdiction of Incorporation/Organization

Company	State
MCG Finance V, LLC	Delaware

MCG Finance VII, LLC	Delaware

Solutions Capital G.P., LLC	Delaware

Solutions Capital I, L.P.	Delaware